Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Second Quarter 2019 Results;

Updates Full Year 2019 Outlook; and Declares First Cash Dividend

Boca Raton, Florida, July 29, 2019 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2019.

Highlights of the second quarter include:

•	Strong operating results in both the leasing and site development businesses

•	Net income of $32.0 million or $0.28 per share

•	AFFO per share growth of 15.8% over the year earlier period on a constant currency basis

•	Will increase investment in and consolidate Atlas Tower South Africa, adding approximately 900 sites and a substantial backlog of new tower builds

•	Increased 2019 Outlook for Revenue, TCF, Adjusted EBITDA and AFFO per share

In addition, the Company’s Board of Directors declared its first cash dividend of $0.37 per share of Class A common stock, payable September 25, 2019, to shareholders of record on August 28, 2019

“The second quarter was a special one for SBA, as it was the first in our history where we earned $500 million in revenue,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “We continued to see strong activity in both our leasing and services segments. Second quarter results ahead of our projections and expectations of continued strength in customer activity in the second half of 2019 have allowed us to increase our full year outlook for 2019. In the US, wireless customer activity remains very strong, as it has all year and we believe that strength will continue into 2020 as our customers remain on a multi-year path to provide 5G service. Given the most recent regulatory news related to the T-Mobile acquisition of Sprint, including date-certain 5G coverage requirements, it appears that substantial 5G network development will continue in the US for many years to come from four, nationwide, facilities-based wireless carriers. Internationally, activity levels are more varied by market, but activity in Brazil, our largest market, remains very strong. These strong operating results once again led to double-digit growth in AFFO per share. Our financial condition continues to be in excellent shape with a strong ability to organically de-lever quickly, as evidenced by our net debt/adjusted EBITDA ratio dropping to 6.9x notwithstanding some healthy investments in assets and stock repurchases. Given the strength of our operating results, financial condition and future prospects, management and our Board of Directors decided it was time for another milestone – the initiation of a cash dividend. We are very pleased to add a dividend to the tools we have to generate increasing value for our shareholders, and excited to look to the future as to the additional value we believe we can create.”

Operating Results

The table below details select financial results for the three months ended June 30, 2019 and comparisons to the prior year period.

					% Change
					excluding
	Q2 2019	Q2 2018	$ Change	% Change	FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$459.0	$429.9	$29.1	6.8%	8.1%
Site development revenue	41.1	26.4	14.7	55.6%	55.6%
Tower cash flow (1)	367.9	337.6	30.3	9.0%	10.0%
Net income	32.0	(57.3)	89.3	NM (2)	NM (2)
Earnings per share - diluted	0.28	(0.50)	0.78	NM (2)	NM (2)
Adjusted EBITDA (1)	347.2	318.9	28.3	8.9%	9.9%
AFFO (1)	240.1	213.5	26.6	12.5%	14.0%
AFFO per share (1)	2.09	1.83	0.26	14.2%	15.8%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.
(2)	NM – Not Meaningful

Total revenues in the second quarter of 2019 were $500.1 million compared to $456.3 million in the year earlier period, an increase of 9.6%. Site leasing revenue in the quarter of $459.0 million was comprised of domestic site leasing revenue of $369.2 million and international site leasing revenue of $89.8 million. Domestic cash site leasing revenue was $366.7 million in the second quarter of 2019 compared to $343.5 million in the year earlier period, an increase of 6.8%. International cash site leasing revenue was $89.4 million in the second quarter of 2019 compared to $81.3 million in the year earlier period, an increase of 10.1%, or 16.8% excluding the impact of changes in foreign currency exchange rates.

Site leasing operating profit was $365.5 million, an increase of 8.7% over the year earlier period. Site leasing contributed 97.3% of the Company’s total operating profit in the second quarter of 2019. Domestic site leasing segment operating profit was $303.6 million, an increase of 8.8% over the year earlier period. International site leasing segment operating profit was $61.9 million, an increase of 8.2% over the year earlier period.

Tower Cash Flow for the second quarter of 2019 of $367.9 million was comprised of Domestic Tower Cash Flow of $306.0 million and International Tower Cash Flow of $61.9 million. Domestic Tower Cash Flow for the quarter increased 8.5% over the prior year period and International Tower Cash Flow increased 11.1% over the prior year period. Tower Cash Flow Margin was 80.7% for the second quarter of 2019, as compared to 79.5% for the year earlier period.

Adjusted EBITDA for the quarter was $347.2 million, an 8.9% increase over the prior year period. Adjusted EBITDA Margin was 69.8% in the second quarter of 2019 compared to 70.7% in the second quarter of 2018.

Net Cash Interest Expense was $95.9 million in the second quarter of 2019 compared to $92.0 million in the second quarter of 2018, an increase of 4.2%.

Net income for the second quarter of 2019 was $32.0 million, or $0.28 per share, and included a $6.0 million gain, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with a Brazilian subsidiary, while net loss for the second quarter of 2018 was $57.4 million, or $(0.50) per share, and included a $58.7 million loss, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with a Brazilian subsidiary.

AFFO for the quarter was $240.1 million, a 12.5% increase over the prior year period. AFFO per share for the second quarter of 2019 was $2.09, a 14.2% increase over the prior year period.

Investing Activities

During the second quarter of 2019, SBA purchased 82 communication sites for total cash consideration of $83.0 million. SBA also built 87 towers during the second quarter of 2019. As of June 30, 2019, SBA owned or operated 29,845 communication sites, 16,371 of which are located in the United States and its territories, and 13,474 of which are located internationally. In addition, the Company spent $12.6 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the second quarter of 2019 were $132.3 million, consisting of $8.6 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $123.7 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the second quarter of 2019, the Company acquired 59 communication sites for an aggregate consideration of $17.9 million in cash. In addition, the Company has agreed to purchase and anticipates closing on 125 additional communication sites for an aggregate amount of $45.7 million. The Company anticipates that the majority of these acquisitions will be consummated by the end of the first quarter of 2020.

Announcement of Operations in South Africa

In the third quarter of 2019, the Company intends to exercise and close on its option to acquire all but 6.0% of a previously unconsolidated joint venture in South Africa. The joint venture is currently operated under the name Atlas Tower South Africa (“Atlas SA”). SBA has been a venture partner, providing investment and operational support for approximately four years. Atlas SA currently owns and operates approximately 900 sites throughout all of South Africa and has a substantial new tower development backlog. The cumulative amount anticipated to be invested by the Company in Atlas SA through the closing is approximately USD $140.0 million. Based on current foreign currency exchange rates, Atlas SA is expected to generate annual revenues and Adjusted EBITDA during its first full year of operation after the closing of approximately USD $31.0 million and USD $21.0 million, respectively. The Company’s 2019 Outlook has been updated to include the impact of this transaction.

“We are very excited to announce our operations in South Africa through Atlas Tower South Africa,” commented Jeffrey A. Stoops, President and CEO. “Atlas SA builds tremendous assets and has a very talented team, which we know first-hand having been involved in the venture now for four years and knowing the CEO of the venture for 20 years. We believe South Africa represents a fantastic growth opportunity, with many of the same, or better, qualities and characteristics that we have enjoyed in our existing markets. We look forward to incremental growth opportunities throughout South Africa over the coming years as the wireless carriers in this market continue to invest meaningfully in 4G and, at some point, 5G deployments.”

Financing Activities and Liquidity

SBA ended the second quarter of 2019 with $9.8 billion of total debt, $7.2 billion of total secured debt, $150.0 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $9.6 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.9x and 5.1x, respectively.

On May 23, 2019, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, entered into a four year interest rate swap on a portion of it 2018 Term Loan. The Company swapped $750.0 million of notional value accruing interest at one month LIBOR plus 200 basis points for a fixed rate of 4.08% per annum.

As of the date of this press release, the Company had no amount outstanding under the $1.25 billion Revolving Credit Facility.

During the second quarter of 2019, the Company repurchased 0.5 million shares of its Class A common stock for $94.6 million, at an average price per share of $204.06.

Today, July 29, 2019, the Company’s Board of Directors authorized a new $1.0 billion stock repurchase plan, replacing the prior plan authorized on February 16, 2018 which had a remaining authorization of $110.0 million. This new plan authorizes the Company to purchase, from time to time, up to $1.0 billion of our outstanding Class A common stock through open market repurchases in compliance with Rule 10b-18 under the Exchange Act and/or in privately negotiated transactions at management’s discretion based on market and business conditions, applicable legal requirements and other factors. Shares repurchased will be retired. The new plan has no time deadline and will continue until otherwise modified or terminated by the Company’s Board of Directors at any time in its sole discretion.

Declaration of First Cash Dividend

Today, July 29, 2019, the Company’s Board of Directors declared the Company’s first quarterly cash dividend of 37 cents per share on shares of the Company’s Class A common stock. The dividend will be payable on September 25, 2019 to shareholders of record at the close of business on August 28, 2019. Future dividends are subject to the approval of the Company’s Board of Directors. SBA expects to continue to invest its cash flow after dividends consistent with its past practice of investing in acquisitions, the construction of new sites, land purchases and the repurchase of its own shares.

“We are excited to announce the initiation of a quarterly dividend later this year, as another method of returning value to our shareholders,” commented Brendan T. Cavanagh, Chief Financial Officer. “By initiating a dividend today at a lesser amount than our anticipated 2021 dividend obligations would otherwise require, we create greater operational and capital structure flexibility, and the ability to grow the dividend at a higher rate over a longer period of time. Based on our expectation for growth in our business, we believe we can grow our dividend by at least 20% annually for the next several years.”

Outlook

The Company is updating its full year 2019 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2019 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release, including the impact of the Company exercising its option on the South Africa joint venture. The Company may spend additional capital in 2019 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2019 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock during the remainder of 2019 but does include the impact of the announced dividend. The Outlook contemplates one new financing during the third quarter of 2019 to refinance the Company’s 2014-1C Tower Securities. The assumed interest rate of this new financing is 3.5%. There are no additional new financings contemplated in our 2019 Outlook.

The Company’s Outlook assumes an average foreign currency exchange rate of 3.80 Brazilian Reais to 1.0 U.S. Dollar, 1.30 Canadian Dollars to 1.0 U.S. Dollar, and 14.2 South African Rand to 1.0 U.S. Dollar throughout the last two quarters of 2019. When compared to the Company’s full year 2019 Outlook provided April 29, 2019, the variances in the actual second quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year positively impacted the full year 2019 Outlook by approximately $2.8 million for Site Lease Revenue, $1.8 million for Tower Cash Flow, and $1.7 million for Adjusted EBITDA and AFFO.

(in millions, except per share amounts)	Full Year 2019
Site leasing revenue (1)	$1,844.0	to	$1,864.0
Site development revenue	$130.0	to	$150.0
Total revenues	$1,974.0	to	$2,014.0
Tower Cash Flow (2)	$1,480.0	to	$1,500.0
Adjusted EBITDA (2)	$1,395.0	to	$1,415.0
Net cash interest expense (3)	$380.0	to	$390.0
Non-discretionary cash capital expenditures (4)	$29.0	to	$39.0
AFFO (2)	$943.0	to	$989.0
AFFO per share (2) (5)	$8.20	to	$8.60
Discretionary cash capital expenditures (6)	$425.0	to	$445.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 115.0 million. Our Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2019.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, July 29, 2019 at 5:00 PM (EST) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, July 29, 2019 at 5:00 PM (EST)
Dial-in Number:	(844) 767-5679
Access Code:	2647145
Conference Name:	SBA second quarter results
Replay Available:	July 29, 2019 at 11:00 PM to August 12, 2019 at 11:59 PM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 5653388
Internet Access:	www.sbasite.com

Information regarding Sprint and T-Mobile

SBA is providing the following information in light of the proposed merger between Sprint and T-Mobile. For the quarter ended June 30, 2019, Sprint accounted for 15.1% and T-Mobile accounted for 17.2% of SBA’s total consolidated site leasing revenue.

For the quarter ended June 30, 2019, on sites where both companies had separate leases for antenna space, the cash site leasing revenue generated from Sprint represented approximately 6.4% of SBA’s consolidated cash site leasing revenue and the cash site leasing revenue generated from T-Mobile represented approximately 6.5% of SBA’s consolidated cash site leasing revenue, excluding and incremental to the impact from previously disclosed expected consolidation churn from T-Mobile’s MetroPCS and Sprint’s Clearwire and IDEN networks. The average remaining non-cancellable current lease term on these sites is 4.6 years with Sprint and 4.3 years with T-Mobile.

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) customer demand and its ability to capture demand, (ii) the number of facilities-based carriers, carrier investment and 5G deployment, (iii) the Company’s portfolio growth goals, its strategy with respect to portfolio growth and opportunities throughout its domestic and international markets, (iv) capital allocation and the Company’s target net debt leverage range, (v) the Company’s financial and operational guidance for the full year 2019, the assumptions it made and the drivers contributing to the increase in its full year guidance, (vi) the timing of closing for currently pending acquisitions and the exercise of the Atlas SA option, (vii) growth opportunities in the South Africa market, the characteristics of that market as compared to the Company’s existing markets, carrier investment in that market and estimated future results of Atlas SA, (viii) dividends, the Company’s expected future dividend growth rate, including the drivers of expected growth, and its expectations with respect to capital allocation, (ix) additional capital spending in 2019 and the Company’s capital allocation mix, including allocating capital to share repurchases, portfolio growth and dividends, (x) its belief that 2019 will be a strong year for the Company, (xi) financing of indebtedness in 2019, and (xii) foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers, including the impact of the potential T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (11) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (12) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions; (13) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2019; and (14) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the availability of sufficient towers for sale to meet our targets, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria. With respect to its expectations regarding the ability to close pending acquisitions and the exercise of the Atlas SA option, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. With respect to the information regarding Atlas SA, including Atlas SA’s estimates regarding its future results which is based on information provided by Atlas SA, these factors also include a variety of factors outside of the Company’s control, including the accuracy of the financial information provided to the Company, Atlas SA’s controls over financial reporting and accounting, the health of the South Africa economy and wireless communications market, and the willingness of carriers to invest in their networks in that market. Furthermore, the Company’s forward-looking statements and its 2019 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2019.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2019	2018	2019	2018
Revenues:
Site leasing	$459,003	$429,884	$911,186	$860,426
Site development	41,144	26,439	82,254	54,199

Total revenues	500,147	456,323	993,440	914,625

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	93,460	93,688	186,175	186,506
Cost of site development	30,988	20,726	62,089	43,246
Selling, general, and administrative (1)	55,524	35,943	106,483	71,993
Acquisition and new business initiatives related adjustments and expenses	2,539	3,133	4,976	6,177
Asset impairment and decommission costs	9,620	7,404	15,391	15,909
Depreciation, accretion, and amortization	171,564	169,558	342,602	334,956

Total operating expenses	363,695	330,452	717,716	658,787

Operating income	136,452	125,871	275,724	255,838

Other income (expense):
Interest income	1,581	1,671	3,381	2,966
Interest expense	(97,447)	(93,639)	(196,114)	(182,562)
Non-cash interest expense	(651)	(638)	(1,292)	(1,370)
Amortization of deferred financing fees	(5,116)	(4,897)	(10,176)	(10,285)
Loss from extinguishment of debt, net	—	(13,798)	—	(14,443)
Other income (expense), net	12,762	(90,210)	12,254	(85,657)

Total other expense, net	(88,871)	(201,511)	(191,947)	(291,351)

Income (loss) before income taxes	47,581	(75,640)	83,777	(35,513)
(Provision) benefit for income taxes	(15,608)	18,249	(25,815)	9,667

Net income (loss)	$31,973	$(57,391)	$57,962	$(25,846)

Net income (loss) per common share
Basic	$0.28	$(0.50)	$0.51	$(0.22)

Diluted	$0.28	$(0.50)	$0.51	$(0.22)

Weighted average number of common shares
Basic	113,205	115,064	112,958	115,775

Diluted	114,940	115,064	114,643	115,775

(1)	Includes non-cash compensation of $24,131 and $11,034 for the three months ended June 30, 2019 and 2018, and $46,736 and $20,927 for the six months ended June 30, 2019 and 2018, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$101,836	$143,444
Restricted cash	22,590	32,464
Accounts receivable, net	117,476	111,035
Costs and estimated earnings in excess of billings on uncompleted contracts	25,575	23,785
Prepaid expenses and other current assets (1)	48,252	63,126

Total current assets	315,729	373,854
Property and equipment, net (1)	2,761,580	2,786,355
Intangible assets, net	3,238,031	3,331,465
Right-of-use assets, net (1)	2,502,601	—
Other assets (1)	451,474	722,033

Total assets	$9,269,415	$7,213,707

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$41,270	$34,308
Accrued expenses	58,483	63,665
Current maturities of long-term debt	943,161	941,728
Deferred revenue	95,127	108,054
Accrued interest	49,235	48,722
Current lease liabilities (1)	231,681	—
Other current liabilities (1)	9,181	9,802

Total current liabilities	1,428,138	1,206,279
Long-term liabilities:
Long-term debt, net	8,749,450	8,996,825
Long-term lease liabilities (1)	2,235,524	—
Other long-term liabilities (1)	195,649	387,426

Total long-term liabilities	11,180,623	9,384,251
Shareholders’ deficit:
Prefer. stock-par value $.01, 30,000 shares authorized, no shares issued or outst.	—	—
Common stock—Class A, par value $.01, 400,000 shares authorized, 113,090 shares and 112,433 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,131	1,124
Additional paid-in capital	2,408,385	2,270,326
Accumulated deficit	(5,193,985)	(5,136,368)
Accumulated other comprehensive loss	(554,877)	(511,905)

Total shareholders’ deficit	(3,339,346)	(3,376,823)

Total liabilities and shareholders’ deficit	$9,269,415	$7,213,707

(1)	On January 1, 2019, the Company adopted ASU 2016-02 which requires lessees to recognize a right-of-use asset and a lease liability.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$31,973	$(57,392)
Adjust. to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, accretion, and amortization	171,564	169,558
Non-cash asset impairment and decommission costs	9,286	7,232
Non-cash compensation expense	24,487	11,297
Deferred income tax (benefit) expense	11,352	(22,161)
Loss (gain) on remeasurement of U.S. denominated intercompany loans	(9,087)	88,898
Other non-cash items reflected in the Statements of Operations	4,032	20,545
Changes in operating assets and liabilities, net of acquisitions:
AR and costs and est. earnings in excess of billings on uncompleted contracts, net	(6,477)	8,026
Prepaid expenses and other assets	4,045	(6,325)
Operating lease right-of-use assets, net	23,121	—
Accounts payable and accrued expenses	6,903	6,442
Accrued interest	14,176	15,902
Long-term lease liabilities	(22,080)	—
Other liabilities	(4,542)	5,984

Net cash provided by operating activities	258,753	248,006

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(95,895)	(167,741)
Capital expenditures	(36,411)	(37,518)
Other investing activities	(38,193)	(13,299)

Net cash used in investing activities	(170,499)	(218,558)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	(30,000)	(150,000)
Repurchase and retirement of common stock	(94,572)	(306,979)
Proceeds from employee stock purchase/stock option plans	24,446	5,405
Repayment of Term Loans	(6,000)	(1,930,000)
Proceeds from Term Loans, net of fees	—	2,377,264
Other financing activities	(290)	(3,022)

Net cash used in financing activities	(106,416)	(7,332)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,103	(10,573)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(17,059)	11,543
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	143,871	164,820

End of period	$126,812	$176,363

Selected Capital Expenditure Detail

	For the three	For the six
	months ended	months ended
	June 30, 2019	June 30, 2019
	(in thousands)
Construction and related costs on new builds	$12,724	$28,150
Augmentation and tower upgrades	15,122	28,825
Non-discretionary capital expenditures:
Tower maintenance	7,609	14,029
General corporate	956	1,781

Total non-discretionary capital expenditures	8,565	15,810

Total capital expenditures	$36,411	$72,785

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at March 31, 2019	16,289	13,398	29,687
Sites acquired during the second quarter	82	—	82
Sites built during the second quarter	7	80	87
Sites decommissioned during the second quarter	(7)	(4)	(11)

Sites owned at June 30, 2019	16,371	13,474	29,845

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2019	2018	2019	2018	2019	2018
	(in thousands)
Segment revenue	$369,180	$346,683	$89,823	$83,201	$41,144	$26,439
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(65,576)	(67,756)	(27,884)	(25,932)	(30,988)	(20,726)

Segment operating profit	$303,604	$278,927	$61,939	$57,269	$10,156	$5,713

Segment operating profit margin	82.2%	80.5%	69.0%	68.8%	24.7%	21.6%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3) FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2014 Senior Notes, 2016 Senior Notes, and 2017 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Second quarter
	2019 year	Foreign	Growth excluding
	over year	currency	foreign
	growth rate	impact	currency impact
Total site leasing revenue	6.8%	(1.3%)	8.1%
Total cash site leasing revenue	7.4%	(1.3%)	8.7%
Int’l cash site leasing revenue	10.1%	(6.7%)	16.8%
Total site leasing segment operating profit	8.7%	(1.1%)	9.8%
Int’l site leasing segment operating profit	8.1%	(6.3%)	14.4%
Total site leasing tower cash flow	9.0%	(1.0%)	10.0%
Int’l site leasing tower cash flow	11.1%	(6.4%)	17.5%
Net income	NM (1)	NM (1)	NM (1)
Earnings per share—diluted	NM (1)	NM (1)	NM (1)
Adjusted EBITDA	8.9%	(1.0%)	9.9%
AFFO	12.5%	(1.5%)	14.0%
AFFO per share	14.2%	(1.6%)	15.8%

(1)	NM – Not Meaningful

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2019	2018	2019	2018	2019	2018
	(in thousands)
Site leasing revenue	$369,180	$346,683	$89,823	$83,201	$459,003	$429,884
Non-cash straight-line leasing revenue	(2,499)	(3,216)	(393)	(1,942)	(2,892)	(5,158)

Cash site leasing revenue	366,681	343,467	89,430	81,259	456,111	424,726
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(65,576)	(67,756)	(27,884)	(25,932)	(93,460)	(93,688)
Non-cash straight-line ground lease expense	4,888	6,185	380	404	5,268	6,589

Tower Cash Flow	$305,993	$281,896	$61,926	$55,731	$367,919	$337,627

Tower Cash Flow Margin	83.4%	82.1%	69.2%	68.6%	80.7%	79.5%

Forecasted Tower Cash Flow for Full Year 2019

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2019:

	Full Year 2019
	(in millions)
Site leasing revenue	$1,844.0	to	$1,864.0
Non-cash straight-line leasing revenue	(12.0)	to	(7.0)

Cash site leasing revenue	1,832.0	to	1,857.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(372.0)	to	(382.0)
Non-cash straight-line ground lease expense	20.0	to	25.0

Tower Cash Flow	$1,480.0	to	$1,500.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended June 30,
	2019	2018
	(in thousands)
Net income (loss)	$31,973	$(57,391)
Non-cash straight-line leasing revenue	(2,892)	(5,158)
Non-cash straight-line ground lease expense	5,268	6,589
Non-cash compensation	24,487	11,297
Loss from extinguishment of debt, net	—	13,798
Other (income) expense, net	(12,762)	90,210
Acquisition and new business initiatives related adjustments and expenses	2,539	3,133
Asset impairment and decommission costs	9,620	7,404
Interest income	(1,581)	(1,671)
Total interest expense (1)	103,214	99,174
Depreciation, accretion, and amortization	171,564	169,558
Provision for taxes (2)	15,808	(18,059)

Adjusted EBITDA	$347,238	$318,884

Annualized Adjusted EBITDA (3)	$1,388,952	$1,275,536

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended June 30, 2019 and 2018, these amounts included $200 and $190, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended June 30,
	2019	2018
	(in thousands)
Total revenues	$500,147	$456,323
Non-cash straight-line leasing revenue	(2,892)	(5,158)

Total revenues minus non-cash straight-line leasing revenue	$497,255	$451,165

Adjusted EBITDA	$347,238	$318,884

Adjusted EBITDA Margin	69.8%	70.7%

Forecasted Adjusted EBITDA for Full Year 2019

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2019:

	Full Year 2019
	(in millions)
Net income	$120.0	to	$174.0
Non-cash straight-line leasing revenue	(12.0)	to	(7.0)
Non-cash straight-line ground lease expense	20.0	to	25.0
Non-cash compensation	77.0	to	72.0
Other expense (income), net	(16.0)	to	(21.0)
Acquisition and new business initiatives related adjustments and expenses	15.0	to	10.0
Asset impairment and decommission costs	35.0	to	30.0
Interest income	(7.0)	to	(4.0)
Total interest expense (1)	420.0	to	408.0
Depreciation, accretion, and amortization	699.0	to	689.0
Provision for taxes (2)	44.0	to	39.0

Adjusted EBITDA	$1,395.0	to	$1,415.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended June 30,
(in thousands, except per share amounts)	2019	2018
Net income (loss)	$31,973	$(57,391)
Real estate related depreciation, amortization, and accretion	170,470	168,379
Adjustments for unconsolidated joint ventures	1,193	333

FFO	$203,636	$111,321
Adjustments to FFO:
Non-cash straight-line leasing revenue	(2,892)	(5,158)
Non-cash straight-line ground lease expense	5,268	6,589
Non-cash compensation	24,487	11,297
Adjustment for non-cash portion of tax provision	11,351	(23,759)
Non-real estate related depreciation, amortization, and accretion	1,094	1,179
Amortization of deferred financing costs and debt discounts	5,767	5,535
Loss from extinguishment of debt, net	—	13,798
Other (income) expense, net	(12,762)	90,210
Acquisition and new business initiatives related adjustments and expenses	2,539	3,133
Asset impairment and decommission costs	9,620	7,404
Non-discretionary cash capital expenditures	(8,565)	(9,144)
Adjustments for unconsolidated joint ventures	554	1,104

AFFO	$240,097	$213,509

Weighted average number of common shares (1)	114,940	116,679

AFFO per share	$2.09	$1.83

(1)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2019

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2019:

(in millions, except per share amounts)	Full Year 2019
Net income	$120.0	to	$174.0
Real estate related depreciation, amortization, and accretion	692.0	to	684.0
Adjustments for unconsolidated joint ventures	2.0	to	3.0

FFO	$814.0	to	$861.0
Adjustments to FFO:
Non-cash straight-line leasing revenue	(12.0)	to	(7.0)
Non-cash straight-line ground lease expense	20.0	to	25.0
Non-cash compensation	77.0	to	72.0
Adjustment for non-cash portion of tax provision	17.0	to	17.0
Non-real estate related depreciation, amortization, and accretion	7.0	to	5.0
Amort. of deferred financing costs and debt discounts	23.0	to	24.0
Other expense (income), net	(16.0)	to	(21.0)
Acquisition and new business initiatives related adjustments and expenses	15.0	to	10.0
Asset impairment and decommission costs	35.0	to	30.0
Non-discretionary cash capital expenditures	(39.0)	to	(29.0)
Adjustments for unconsolidated joint ventures	2.0	to	2.0

AFFO	$943.0	to	$989.0

Weighted average number of common shares (1)	115.0	to	115.0

AFFO per share	$8.20	to	$8.60

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during the remainder of 2019.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

June 30,
2019
(in thousands)
2013-2C Tower Securities	$575,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2016-1C Tower Securities	700,000
2017-1C Tower Securities	760,000
2018-1C Tower Securities	640,000
Revolving Credit Facility	80,000
2018 Term Loan	2,376,000

Total secured debt	7,171,000
2014 Senior Notes	750,000
2016 Senior Notes	1,100,000
2017 Senior Notes	750,000

Total unsecured debt	2,600,000

Total debt	$9,771,000

Leverage Ratio
Total debt	$9,771,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(149,963)

Net debt	$9,621,037

Divided by: Annualized Adjusted EBITDA	$1,388,952

Leverage Ratio	6.9x

Secured Leverage Ratio
Total secured debt	$7,171,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(149,963)

Net Secured Debt	$7,021,037

Divided by: Annualized Adjusted EBITDA	$1,388,952

Secured Leverage Ratio	5.1x